Exhibit 99.1

Fortress Raises $1.0 Billion for Latest Opportunistic Credit Real Estate Fund

New York, NY. June 18, 2015 – Fortress Investment Group LLC (NYSE: FIG) announced today it has raised $1.0 billion for its latest opportunistic Credit Real Estate fund, Fortress Real Estate Opportunities Fund (“FROF”) II. The fund, which began fundraising in 2014, closed at its cap of $1.0 billion. With the completion of this fundraise, the Fortress Credit Real Estate funds have accepted nearly $2 billion of new capital over the last twelve months.

Approximately 50% of FROF II’s commitments come from public and corporate pensions, endowments and foundations. Approximately 20% of the fund’s capital has already been committed or invested in the U.S. and Europe. FROF II is a successor fund to FROF I and related funds, which launched in September 2011 with approximately $625 million in commitments.

Fortress’s Credit Real Estate Opportunities Funds are private equity style funds that focus on opportunistic investments in distressed and undervalued commercial real estate assets, primarily in the U.S. and Europe. Since 2003, Fortress’s Credit Real Estate team has invested approximately $8 billion of capital in opportunistic real estate globally.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with $69.9 billion in assets under management as of March 31, 2015. Founded in 1998, Fortress manages assets on behalf of approximately 1,700 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Contact:

Gordon E. Runté

212-798-6082

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